Exhibit 16.1

January 2, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of form 8-K to be filed by Ironstone Group, Inc. on or about January 2, 2014. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.

Murray, Utah 84107